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                                                                     Exhibit 5.2

                   [Goodwin, Procter & Hoar  LLP Letterhead]


                                                   DRAFT
                                                   -----



                               February __, 1999



Maryland Property Capital Trust, Inc.
177 Milk Street
Boston, MA 02109

Ladies and Gentlemen:

     This opinion is furnished in our capacity as counsel to Maryland Property Capital Trust, Inc., a Maryland corporation (the "Company"), in connection with the registration of 159,737 shares of common stock, par value $.01 per share, pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"), following the merger (the "Merger") of the Company with and into Property Capital Trust, a Massachusetts business trust (the "Trust"), as described in the Registration Statement.

     In rendering the following opinion, we have examined the [Declaration of Trust of the Trust,] Articles of Organization of the Company, [the Articles of Amendment and Restatement of the Company which will be in effect following the Merger,] the By-laws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

     We have reviewed the Registration Statement and the descriptions set forth therein of the Trust, the Company and their investments and activities. We have relied upon the representations of the Trust and of the Company and certain officers thereof (including, without limitation, representations contained in a representation letter dated as of this date) regarding the manner in which the Trust has been and the Company will be owned and operated, including a representation of officers of the Trust based in part in reliance on the opinion referred to in the next sentence (the "Opinion") that, to the best belief and knowledge of such officers, the Trust has qualified as a REIT at all times prior to the date of the Merger. We have been provided a copy of and have reviewed the Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Trust, with respect to the Trust's qualification as a REIT at all times on and prior to _______, 1998. We have neither independently investigated nor verified such representations or Opinion, and we assume that such representations and Opinion
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Maryland Property Capital Trust, Inc.
February __, 1999
Page 2


are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We also assume that prior to the Merger, the Trust has been operated, and that, following the Merger, the Company will be operated in accordance with applicable laws and the terms and conditions of applicable documents and that the descriptions of the Trust and its investments and the proposed investments, activities, operations and governance of the Trust and the Company set forth in the Registration Statement and all prior registration statements filed with the Securities and Exchange Commission continue to be true. Finally, we have relied on certain additional facts and assumptions described below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement.

     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing, and provided that at all times prior to the Merger, the Trust met the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a trust to qualify as a REIT, and, following the Merger, the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that as of the date hereof the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method
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Maryland Property Capital Trust, Inc.
February __, 1999
Page 3


of operation, as described in the representations referred to above, will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable ending December, 1999 and thereafter.

     We express no opinions other than those expressly set forth herein. You should recognize that our opinion is not binding on the IRS and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

                                    Very truly yours,



                                    GOODWIN, PROCTER & HOAR  LLP